Exhibit 99.1

NPS PHARMACEUTICALS, INC. SELECTED PORTIONS OF PROSPECTUS SUPPLEMENT DATED OCTOBER 24, 2002 TO REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-76532).

RISK FACTORS

Before making an investment in shares of our common stock, you should carefully consider the following Risk Factors, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our securities could fall, and you may lose all or part of the money you paid to buy our securities.

We have a history of operating losses. We expect to incur net losses and we may never achieve or maintain profitability.

With the exception of 1996, we have not been profitable since our inception in 1986. As of September 30, 2002, we had an accumulated deficit of approximately $222.4 million. We have not generated any revenue from product sales to date, and it is possible that we will never have significant product sales revenue, if any. We expect to continue to incur losses for at least the next several years as we and our collaborators and licensees pursue clinical trials and research and development efforts. To become profitable, we, either alone or with our collaborators and licensees, must successfully develop, manufacture and market our current product candidates, particularly PREOS and AMG 073, as well as continue to identify, develop, manufacture and market new product candidates. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates.

We do not have, and may never develop, any commercial drugs or other products that generate revenues.

Our existing product candidates will require significant additional development, clinical trials, regulatory clearances and additional investment before they can be commercialized. Our product development efforts may not lead to commercial drugs for a number of reasons, including the failure of our product candidates to be safe and effective in clinical trials or because we have inadequate financial or other resources to pursue the programs through the clinical trial process. We do not expect to be able to market any of our existing product candidates for a number of years, if at all.

We are dependent on the successful outcome of the clinical trials for our two most advanced product candidates, PREOS and AMG 073. If either or both of these product candidates fail to advance in the clinic, our business will be materially harmed and our stock price will be adversely affected.

We are currently conducting Phase III clinical trials for PREOS, our proprietary product candidate for the treatment of osteoporosis. Amgen, our licensee, is conducting Phase III clinical trials for AMG 073, a compound intended to treat hyperparathyroidism. Our success will depend, to a great degree, on the success of these and subsequent clinical trials. In order to successfully commercialize PREOS and AMG 073, we and our collaborators must be able to, among other things, obtain required regulatory approvals for these product candidates. Prior to receiving approval for commercialization, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and comparable foreign regulatory authorities, that each of these product candidates is both safe and efficacious. While no significant safety issues have emerged in Phase I and Phase II clinical trials with respect to either of these product candidates, we will still need to demonstrate their efficacy for the treatment of their respective specific indications, as well as their continued safety through the conduct of Phase III clinical trials. To date, neither long-term safety nor efficacy has been demonstrated in clinical trials with either of these product candidates. We are currently conducting a 24-month carcinogenicity study on rats treated with PREOS to study the effects of long-term use of PREOS. Although the interim 12-month results were as expected, adverse results may appear later in the study as have occurred with similar tests with Lilly’s parathyroid hormone-fragment, Forteo. Accordingly, the results of future studies may indicate that the candidates are unsafe, ineffective or both, notwithstanding the results of earlier clinical trials. We cannot assure you that either or both of these products will continue to prove to be safe or efficacious in accordance with regulatory requirements. Further, we cannot assure you that these product candidates will be approved in a timely manner, if at all. Our ability to successfully complete clinical trials for

PREOS will also depend on whether problems we have recently experienced in producing finished clinical supplies of PREOS reoccur. The successful outcome of Amgen’s Phase III clinical trials for AMG 073 will depend in part on Amgen’s ability to successfully complete enrollment in the trials on a timely basis and to obtain adequate clinical supplies to meet the needs of their clinical trials in compliance with applicable regulatory requirements. If we or Amgen fail to successfully obtain regulatory approvals for PREOS or AMG 073, our business will be materially harmed and our stock price will be adversely affected.

We have no manufacturing capabilities. We depend on third parties, including a number of sole suppliers, for manufacturing and storage of our product candidates used in our clinical trials. Product introductions may be delayed or suspended if the manufacture of our products is interrupted or discontinued.

We do not have manufacturing facilities to produce sufficient supplies of PREOS, ALX-0600 or any of our other product candidates to support clinical trials or commercial launch of these products, if they are approved. We are dependent on third parties, including a number of sole suppliers, for manufacturing and storage of our product candidates. If we are unable to contract for a sufficient supply of our product candidates on acceptable terms, or if we encounter delays or difficulties in the manufacturing process or our relationships with our manufacturers, we may not have sufficient product to conduct or complete our clinical trials or support preparations for the commercial launch of our product candidates, if approved.

We have entered into agreements with contract manufacturers to manufacture PREOS for use in clinical trial activities. These contract manufacturers are currently our only source for the production and formulation of PREOS. To date, these contract manufacturers have produced only small quantities of PREOS relative to those needed for commercialization. In addition, we have experienced difficulties in producing clinical supplies of PREOS that meet our specifications on a timely basis. We cannot be certain that these difficulties will not reoccur in the future.

We expect to depend on contract manufacturers to supply commercial-scale quantities of PREOS. In October 2002, we entered into a Commercial Manufacturing Agreement with Boehringer Ingelheim Austria GmbH, or BI, for the manufacture of commercial quantities of bulk drug supplies of PREOS in support of commercial launch. Under our agreement, we will work with BI to facilitate a technology transfer process and appropriate testing, documentation and quality standards and procedures prior to the commencement of commercial production. We expect this technology transfer process to be lengthy and complicated and we have agreed to expend substantial resources over the course of the agreement. In addition, FDA and comparable foreign regulatory approvals may be required. The agreement further provides a general basis for the parties to mutually agree as to the terms of any future production of PREOS, based in part on current projections as to yield and other matters. Any failure to successfully transition on a timely basis our bulk manufacturing to BI would delay our commercialization efforts.

Even if we are able to complete our clinical trials, our current or future manufacturers may be unable to scale production when necessary to enable commercial launch or accurately and reliably manufacture commercial quantities of PREOS at reasonable costs, on a timely basis and in compliance with the FDA’s current good manufacturing practices, or cGMP. If our current or future contract manufacturers fail in any of these respects, our ability to timely complete our clinical trials, obtain required regulatory approvals and successfully commercialize PREOS will be materially and adversely affected.

We depend on a number of single source contract manufacturers to supply key components of PREOS. In particular, we depend on a single manufacturer for the production of finished supplies of PREOS. Because the fill and finish part of the manufacturing process for PREOS requires the use of this manufacturer’s proprietary technology, this contract manufacturer is our sole source for finished supplies of PREOS. Absent the development of an alternative method of delivery of PREOS, we will remain dependent on the availability of this proprietary technology. Because of our dependence on this manufacturer, we are subject to the risk that this manufacturer may not have the capacity from time to time to produce sufficient quantities of PREOS to meet the needs of our clinical trials or be able to scale to commercial production of PREOS. We are also subject to the risk that disruptions in this manufacturer’s operations would result in delays in PREOS’ clinical trials, regulatory approvals and commercial introduction. While we are currently in discussions, to date we have not entered into a long-term agreement with this manufacturer, who currently produces PREOS on a purchase order basis. Accordingly, this manufacturer could terminate our relationship at any time and for any reason. If our relationship with this manufacturer is terminated, or if this manufacturer is unable to produce PREOS in required quantities, on a timely basis or at all, we could be forced to ultimately develop an alternative delivery process for PREOS, which would require significant additional time and expense, as well as additional clinical trials and regulatory approvals. Any disruption or termination of our relationship with this manufacturer would materially harm our business and financial condition and cause our stock price to decline.

Our reliance on contract manufacturers exposes us to additional risks, including:

•	delays in scale-up to quantities needed for clinical trials or failure to manufacture such quantities to our specifications, or to deliver such quantities on the dates we require;

•
our current and future manufacturers are subject to ongoing, periodic, unannounced inspection by the FDA and corresponding state and international regulatory authorities for compliance with strictly enforced cGMP regulations and similar foreign standards, and we do not have control over our contract manufacturers’ compliance with these regulations and standards;

•	our current and future manufacturers may not be able to comply with applicable regulatory requirements, which would prohibit them from manufacturing products for us;

•
if we need to change to other commercial manufacturing contractors, the FDA and comparable foreign regulators must approve these contractors prior to our use, which will require new testing and compliance inspections, and the new manufacturers will have to be educated in, or themselves develop substantially equivalent processes necessary for, the production of our products;

•	our manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could cause us to significantly delay or suspend clinical trials, regulatory submission, required approvals or commercialization of our products under development, entail higher costs and result in our being unable to effectively commercialize our products.

We do not currently intend to manufacture any of our product candidates, although we may choose to do so in the future. If we decide to manufacture our products, we would be subject to the regulatory risks and requirements described above. We would also be subject to similar risks regarding delays or difficulties encountered in manufacturing our pharmaceutical products and we would require additional facilities and substantial additional capital. We cannot assure you that we would be able to manufacture any of our products successfully in accordance with regulatory requirements and in a cost-effective manner.

Failure to timely produce adequate clinical supplies of our lead product candidate, PREOS, could require us to modify or terminate our Phase III clinical trial of PREOS, which would materially harm our business, cause our stock price to decline and impair our ability to raise capital.

On May 15, 2002, we reported that we were unable to produce finished clinical supplies of PREOS that met our release specifications. PREOS is formulated as a freeze-dried powder that is reconstituted into a liquid when inserted into its injector pen for patient use. We require that the reconstituted drug remain stable in liquid form for a specified period under refrigeration. Some production batches, at that time, had exhibited precipitation of the reconstituted drug in the injector pen before the expiration of the required time period. After conducting an extensive review of fill and finish procedures to assess and correct the problem, on July 23, 2002 we announced that we had implemented changes in the process used to prepare the finished drug, and that we had produced limited quantities of PREOS that met our release specifications.

We currently have sufficient clinical supplies of PREOS to meet our clinical needs into the first quarter of 2003. However, we cannot assure you that the problems that we have recently experienced in producing finished clinical supplies of PREOS will not reoccur in the future. If any such problems do reoccur, and as a result we are unable to produce, in a timely manner, adequate clinical supplies to meet the needs of our current clinical trials, we would be required to modify our finished product formulation and modify or terminate our clinical trials for PREOS. Any modification of our finished product or modification or termination of our Phase III clinical trials could adversely affect our ability to obtain necessary regulatory approvals and significantly delay or prevent the commercial launch of the product, which would materially harm our business, cause our stock price to decline and impair our ability to raise capital.

The FDA has not approved any of our product candidates and we cannot assure you that data collected from preclinical and clinical trials of our product candidates will be sufficient to support approval by the FDA, the failure of which could delay our profitability and adversely affect our stock price.

Many of our research and development programs are at an early stage. Clinical trials are long, expensive and uncertain processes. Clinical trials may not be commenced or completed on schedule, and the FDA may not ultimately approve our product candidates for commercial sale. Further, even if the results of our preclinical studies or clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development or that results seen in clinical trials will not continue with longer term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase I or Phase II clinical trials may not be repeated in larger Phase II or Phase III clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in drug development. The clinical trials of any of our drug candidates, including PREOS and AMG 073, could be unsuccessful, which would prevent us from commercializing the drug. Our failure to develop safe, commercially viable drugs would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our stock price.

If we fail to maintain our existing or establish new collaborative relationships, or if our collaborators do not devote adequate resources to the development and commercialization of our licensed drug candidates, we may have to reduce our rate of product development and may not see products brought to market or be able to achieve profitability.

Our strategy for developing, manufacturing and commercializing our products includes entering into various relationships with large pharmaceutical companies to advance many of our programs. We have granted exclusive development, commercialization and marketing rights to a number of our collaborators for some of our key product development programs, including AMG 073, calcilytics, mGluRs and glycine reuptake inhibitors. Except in the case of our collaboration with AstraZeneca for research involving mGluRs, our collaborators have full control over those efforts in their territories and the resources they commit to the programs. Accordingly, the success of the development and commercialization of product candidates in those programs depends on their efforts and is beyond our control. For us to receive any significant milestone or royalty payments from our collaborators, they must advance drugs through clinical trials, establish the safety and efficacy of our drug candidates, obtain regulatory approvals or achieve market acceptance of those products. As a result, if a collaborator elects to terminate its agreement with us with respect to a research program, our ability to advance the program may be significantly impaired or we may elect to discontinue funding the program altogether. For example, in early 2002, Abbott terminated its agreement with respect to NPS 1776, and Forest Laboratories has recently terminated its agreement with us with respect to ALX-0646. As a result, the advancement of these programs has been delayed, and if we are unable to establish new collaborations for these programs, we may ultimately elect to discontinue them.

Under our collaboration with AstraZeneca, which commenced in March 2001, we are required to co-direct the research and to pay for an equal share of the research through a minimum of 30 months and, under certain circumstances, for the full term of 60 months. This commitment of personnel and capital may limit or restrict our ability to initiate or pursue other research efforts.

As part of our product development and commercialization strategy, we evaluate whether to seek collaborators for our product candidates. If we elect to collaborate, we may not be able to negotiate collaborative arrangements for our product candidates on acceptable terms, if at all. If we are unable to establish collaborative arrangements, we will either need to increase our expenditures and undertake the development and commercialization activities at our own expense or delay further development of the affected product candidate.

Our research funding agreement with the Canadian government significantly limits our ability to establish collaborations for ALX-0600 without its consent.

Collaborative agreements, including our existing agreements, pose the following risks:

•	our contracts with collaborators may be terminated and we may not be able to replace our collaborators;

•	the terms of our contracts with our collaborators may not be favorable to us in the future;

•	our collaborators may not pursue further development and commercialization of compounds resulting from their collaborations with us;

•	a collaborator with marketing and distribution rights to one or more of our product candidates may not commit enough resources to the marketing and distribution of such candidates;

•
disputes with our collaborators may arise, leading to delays in or termination of the research, development or commercialization of our product candidates, or resulting in significant litigation or arbitration;

•	contracts with our collaborators may fail to provide significant protection if one or more of them fail to perform;

•
in some circumstances, if a collaborator terminates an agreement, or if we are found to be in breach of our obligations, we may be unable to secure all of the necessary intellectual property rights to continue developing the same compound or product;

•	our collaborators could independently develop, or develop with third parties, drugs that compete with our products; and

•
we may be unable to meet our financial or other obligations under our collaborative agreements; for example, we have had to obtain a waiver of our obligation to have manufactured in Canada clinical supplies of ALX-0600 because no such Canadian manufacturer could be identified, and we could face similar issues in the future, which might lead to a loss of significant rights, including intellectual property rights, or require us to pay significant damages.

There is a great deal of uncertainty surrounding the success of our current and future collaborative efforts. If our collaborative efforts fail, our business and financial condition would be materially harmed.

Because we do not have marketing, sales or distribution capabilities, we may be unable to market and sell our products and generate revenues.

We have recruited and continue to recruit marketing, market research, and product planning personnel. However, we currently have no sales, marketing or distribution capabilities. In order to commercialize any product candidates for which we receive FDA approval, we will have to develop a sales and marketing force or rely on third parties to perform these functions. To market products directly, we will have to develop a marketing and sales force with technical expertise and supporting distribution capability. Our inability to develop expertise and attract skilled marketing and sales personnel to establish in-house sales and distribution capabilities may limit our ability to gain market acceptance for our products and generate revenues. For example, if we are successful in our Phase III clinical trials with PREOS, and the FDA grants approval for the commercialization of PREOS, we will be unable to introduce the product to market without developing these capabilities internally or establishing a marketing collaboration with a pharmaceutical company with those resources. We have only recently begun to develop our internal sales and marketing force and cannot assure you that we will be successful in our efforts to establish this force. Further, if we establish relationships with one or more large pharmaceutical companies with existing distribution systems and direct sales forces to market any or all of our product candidates, we cannot assure you that we will be able to enter into or maintain agreements with these companies on acceptable terms, if at all.

In addition, we expect to begin to incur significant expenses in developing sales, marketing and distribution capabilities in advance of determining our commercialization strategy with respect to one or more of our product candidates, including determining whether to establish a collaboration with one or more pharmaceutical companies. The determination of our commercialization strategy with respect to a product candidate will depend on a number of factors, including:

•	the extent to which we have funded the development of the product candidate independently;

•	the extent to which our agreement with our collaborators permits us to exercise marketing or promotion rights with respect to the product candidate;

•	how our product candidates compare to competitive products with respect to labeling, pricing and therapeutic effect; and

•	whether we are able to establish agreements with third party collaborators, including large pharmaceutical companies, with respect to any of our product candidates on terms that are acceptable to us.

A number of these factors will be difficult to determine until additional information is known and are otherwise outside of our control. Therefore, we may change commercialization strategies by entering into agreements with our collaborators or third parties after we have incurred significant expenses in developing internal sales, marketing and distribution capabilities. A change of this nature could result in increased expenses or delays in commercialization and therefore could delay revenues and adversely affect our future operating results.

Our agreement with the Government of Canada regarding the development of ALX-0600 could adversely impact our ability to complete development of ALX-0600 or result in our loss of important rights.

Our agreement with the Government of Canada requires that the ALX-0600 we use in clinical trials and for commercial launch be manufactured by a Canadian company. This agreement also contains a number of other significant restrictions on our ability to develop, manufacture and commercialize ALX-0600 outside of Canada. To the extent that we are unable to comply with any performance obligation or obtain a waiver of the obligation, the Government of Canada would have the right to declare us in default. If we were unable to cure the default, we could suffer adverse consequences, including the payment of liquidated damages that would be material to us, repaying all amounts received by us from the Government of Canada or surrendering all intellectual property rights associated with ALX-0600 in some circumstances. We have been unable to identify a Canadian manufacturer capable of manufacturing and formulating ALX-0600 in compliance with cGMP and with sufficient quantity and quality for our future clinical development program. As a result, we have arranged for a contract manufacturer outside of Canada to manufacture the bulk compound, which is then formulated into ALX-0600 by a Canadian company. We have notified the Government of Canada of our arrangements and received their authorization to proceed with the manufacture of ALX-0600 for our Phase II clinical trials. We cannot be certain that we will be able to obtain additional waivers in the future. We are currently in negotiations with the Government of Canada to amend the provisions of our agreement that could adversely affect the continued development of ALX-0600. If we are unable to reach an agreement with the Government of Canada, we may not be able to complete development of ALX-0600. If we do reach an agreement we could be required us to make payments that could be material in amount.

We may need additional financing, but our access to capital funding is uncertain.

Our current and anticipated operations, particularly our product development and commercialization programs for PREOS and ALX-0600, require substantial capital. We expect that our existing cash and cash equivalents, together with the net proceeds from this offering, will sufficiently fund our operations through at least 2003. However, our future capital needs will depend on many factors, including the extent to which we enter into collaboration agreements with respect to any of our proprietary product candidates, receive milestone payments from our collaborators and make progress in our internally funded research, development and commercialization activities. Our capital requirements will also depend on the magnitude and scope of these activities, our ability to maintain existing and establish new collaborations, the terms of those collaborations, the success of our collaborators in developing and marketing products under their respective collaborations with us, the success of our contract manufacturers in producing clinical supplies of our product candidates on a timely basis and in sufficient quantities to meet our clinical trial requirements, competing technological and market developments, the time and cost of obtaining regulatory approvals, the extent to which we choose to commercialize our future products through our own sales and marketing capabilities, the cost of preparing, filing, prosecuting, maintaining and enforcing patent and other rights and our success in acquiring and integrating complementary products, technologies or companies. We do not have committed external sources of funding and we cannot assure you that we will be able to obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we may be required to:

•	engage in equity financing that would be dilutive to current stockholders;

•	delay, reduce the scope of or eliminate one or more of our development programs;

•
obtain funds through arrangements with collaborators or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves; or

•	license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.

If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

Because of the uncertainty of pharmaceutical pricing, reimbursement and healthcare reform measures, we may be unable to sell our products profitably.

The availability of reimbursement by governmental and other third-party payors affects the market for any pharmaceutical product. These third-party payors continually attempt to contain or reduce the costs of healthcare. There have been a number of legislative and regulatory proposals to change the healthcare system and further proposals are likely. Under current guidelines, Medicare does not reimburse patients for self-administered drugs. Medicare’s policy may decrease the market for our products that are designed to treat patients with age-related disorders, such as osteoporosis and hyperparathyroidism. Significant uncertainty exists with respect to the reimbursement status of newly approved healthcare products. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. We might not be able to sell our products profitably or recoup the value of our investment in product development if reimbursement is unavailable or limited in scope, particularly for product candidates addressing small patient populations, such as ALX-0600 for the treatment of short bowel syndrome.

As a result of intense competition and technological change in the pharmaceutical industry, the marketplace may not accept our products and we may not be able to compete successfully against other companies in our industry and achieve profitability.

Many of our competitors have drug products that have already been approved or are in development, and operate large, well-funded research and development programs in these fields. For example, Forteo, a fragment of the full-length parathyroid hormone for the treatment of osteoporosis, was recently recommended for approval by the FDA’s Endocrinologic and Metabolic Drugs Advisory Committee for the treatment of osteoporosis and Lilly has received an Approvable Letter from the FDA for Forteo as a treatment for osteoporosis. If PREOS is approved by the FDA, it will compete directly with Forteo and other approved therapies, including estrogen replacement therapies, bisphosphonate and selective estrogen modulators therapies. Similarly, Hectoral, a product of Bone Care International, Inc., is currently being marketed as a treatment to relieve some symptoms of secondary hyperparathyroidism and, if it is approved by the FDA, will compete directly with AMG 073. Also, Genzyme Pharmaceuticals, Inc. is currently marketing RenaGel, which is a treatment for hyperphosphatemia, a condition resulting from secondary hyperparathyroidism. Many of our competitors have substantially greater financial and management resources, superior intellectual property positions and greater manufacturing, marketing and sales capabilities, areas in which we have limited or no experience. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new or improved pharmaceutical products and obtaining required regulatory approvals. Consequently, our competitors may obtain FDA and other regulatory approvals for product candidates sooner and be more successful in manufacturing and marketing their products than we or our collaborators.

Existing and future products, therapies and technological approaches will compete directly with the products we seek to develop. Current and prospective competing products may provide greater therapeutic benefits for a specific problem or may offer comparable performance at a lower cost. Any product candidate that we develop and that obtains regulatory approval must then compete for market acceptance and market share. Our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Further, any products we develop may become obsolete before we recover any expenses we incurred in connection with the development of these products. As a result, we may never achieve profitability.

We may be unable to obtain patents to protect our technologies from other companies with competitive products, and patents of other companies could prevent us from manufacturing, developing, or marketing our products.

The patent positions of pharmaceutical and biotechnology firms are uncertain and involve complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease. In addition, the scope of the claims in a patent application can be significantly modified during prosecution before the patent is issued. Consequently, we cannot know whether our pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide us with significant proprietary protection or will be circumvented, invalidated, or found to be unenforceable. Until recently, patent applications in the United States were maintained in secrecy until the patents issued, and publication of discoveries in scientific or patent literature often lags behind actual discoveries. Patent applications filed in the United States after November 2000 generally will be published 18 months after the filing date unless the applicant certifies that the invention will not be the subject of a foreign patent application. We cannot assure you that, even if published, we will be aware of all such literature. Accordingly, we cannot be certain that the named inventors of our products and processes were the first to invent that product or process or that we were the first to pursue patent coverage for our inventions.

Our commercial success depends in part on our ability to maintain and enforce our proprietary rights. If third parties engage in activities that infringe our proprietary rights, our management’s focus will be diverted and we may incur significant costs in asserting our rights. We may not be successful in asserting our proprietary rights, which could result in our patents being held invalid or a court holding that the third party is not infringing, either of which would harm our competitive position. We cannot be sure that others will not design around our patented technology.

Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost and delay, even if the eventual outcome is favorable to us. We cannot assure you that our pending patent applications, if issued, would be held valid or enforceable. Additionally, many of our foreign patent applications have been published as part of the patent prosecution process in such countries. Protection of the rights revealed in published patent applications can be complex, costly and uncertain.

Our success also depends on avoiding infringing on the proprietary technologies of others. Third parties have in the past and may in the future assert infringement or other intellectual property claims against us based on their patents or other intellectual property rights. An adverse outcome in these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease or modify our use of the technology. We may incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another’s proprietary technology.

The pursuit of patents is intensely competitive for therapeutic products in our areas of research. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in these and related fields. Some of these applications or patents may limit or preclude our applications and could result in a significant reduction in the coverage of our patents.

In order to protect goodwill associated with our company and product names, we rely on trademark protection for our marks. We have filed to register the “PREOS” trademark with the United States Patent and Trademark Office, which may or may not register this mark. A third party may assert a claim that the PREOS mark is confusingly similar to its mark, and such claims or the failure to timely register the PREOS mark or objections by the FDA could force us to select a new name for PREOS, which could cause us to incur additional expense or delay its introduction to market.

We also rely on trade secrets, know-how and confidentiality provisions in our agreements with our collaborators, employees and consultants to protect our intellectual property. However, these and other parties may not comply with the terms of their agreements with us, and we might be unable to adequately enforce our rights against these people or obtain adequate compensation for the damages caused by their unauthorized disclosure or use. Our trade secrets or those of our collaborators may become known or may be independently discovered by others.

Finally, if we are found to be in noncompliance with one or more of our obligations under the terms of our research funding agreement with the Canadian government, we may be required to surrender all intellectual property rights associated with ALX-0600, or, at our option, pay liquidated damages.

We are subject to extensive government regulation that may cause us to cancel or delay the introduction of our products to market.

Our research and development activities and the clinical investigation, manufacture, distribution and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing in the United States, a drug must undergo rigorous testing and an extensive regulatory approval process implemented by the FDA under federal law, including the Federal Food, Drug and Cosmetic Act. To receive approval, we or our collaborators must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product is both safe and effective for each indication where approval is sought. Depending upon the type, complexity and novelty of the product and the nature of the disease or disorder to be treated, that approval process can take several years and require substantial expenditures. Data obtained from testing are susceptible to varying interpretations that could delay, limit or prevent regulatory approvals of our products. Drug testing is subject to complex FDA rules and regulations, including the requirement to conduct human testing on a large number of test subjects. We, our collaborators or the FDA may suspend human trials at any time if a party believes that the test subjects are exposed to unacceptable health risks. We cannot assure you that any of our product candidates will be safe for human use. Other countries also have extensive requirements regarding clinical trials, market authorization and pricing. These regulatory schemes vary widely from country to country, but, in general, are subject to all of the risks associated with United States approvals.

The FDA has not established approved protocols for conducting pivotal clinical trials for short bowel syndrome. We will need to reach an agreement with the FDA regarding trial design and clinical endpoints before we can begin pivotal trials of ALX-0600. We cannot be certain that the FDA will agree to trial design and clinical endpoints that will make continued development of ALX-0600 feasible on a timely basis or at all.

If any of our products receive regulatory approval, the approval will be limited to those disease states and conditions for which the product is safe and effective, as demonstrated through clinical trials. Even if regulatory approval is obtained, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market. Further, governmental approval may subject us to ongoing requirements for post-marketing studies. Even if we obtain governmental approval, a marketed product, its manufacturer and its manufacturing facilities are subject to unannounced inspections by the FDA and must comply with the FDA’s cGMP and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If a manufacturer fails to comply with any of the manufacturing regulations, it may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution. Other countries also impose similar manufacturing requirements.

If we fail to attract and retain key employees, we may have to delay the development and commercialization of our products.

We are highly dependent on the principal members of our scientific and management staff. If we lose any of these persons, our ability to develop products and become profitable could suffer. The risk of being unable to retain key personnel may be increased by the fact that we have not executed long-term employment contracts with our employees. Our future success will also depend in large part on our ability to hire a qualified chief financial officer and our continued ability to attract and retain other highly qualified scientific and management personnel. We face competition for personnel from other companies, academic institutions, government entities and other organizations.

If product liability claims are brought against us, we may incur substantial liabilities that could reduce our financial resources.

The clinical testing and commercial use of pharmaceutical products involves significant exposure to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials on humans. Our insurance coverage may be insufficient to protect us against product liability damages. We might not be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect us against product liability damages. If we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be adversely affected.

Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities involve the controlled use of hazardous materials, radioactive compounds and other potentially dangerous chemicals and biological agents. Although we believe our safety procedures for these materials comply with governmental standards, we cannot entirely eliminate the risk of accidental contamination or injury from these materials. If an accident or environmental discharge occurs, we could be held liable for any resulting damages, which could exceed our financial resources.

Our stock price has been and may continue to be volatile and an investment in our common stock could suffer a decline in value.

You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. We receive only limited attention by securities analysts and frequently experience an imbalance between supply and demand for our common stock. The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our common stock price include:

•	fluctuations in our operating results;

•	announcements of technological innovations or new commercial products by us, our collaborators or our competitors;

•	published reports by securities analysts;

•
the progress of our and our collaborators’ clinical trials, including our and our collaborator’s ability to produce clinical supplies of our product candidates on a timely basis and in sufficient quantities to meet our clinical trial requirements;

•	governmental regulation and changes in medical and pharmaceutical product reimbursement policies;

•	developments in patent or other intellectual property rights;

•	publicity concerning the discovery and development activities by our licensees;

•	public concern as to the safety and efficacy of drugs that we and our competitors develop; and

•	general market conditions.

Anti-takeover provisions in our Certificate of Incorporation, Bylaws, stockholder rights plan and under Delaware law may discourage or prevent a change of control.

Provisions of our Certificate of Incorporation, Bylaws and Section 203 of the Delaware General Corporation Law could delay or prevent a change of control of NPS. For example, our Board of Directors, without further stockholder approval, may issue preferred stock that could delay or prevent a change of control as well as reduce the voting power of the holders of common stock, even to the extent of losing control to others. In addition, our Board of Directors has adopted a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

Substantial future sales of our common stock by us or by our existing stockholders could cause our stock price to fall.

Additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances, could adversely affect the market price of our common stock. Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the market price of our common stock to drop.

BUSINESS

Overview

Our objective is to build a profitable biopharmaceutical company by discovering, developing and commercializing small molecule drugs and recombinant proteins. Our current product candidates are primarily for the treatment of bone and mineral disorders, gastrointestinal disorders and central nervous system disorders.

We have three product candidates in active clinical development and several preclinical product candidates. Two of these product candidates, PREOS and AMG 073, are in Phase III clinical trials. Our third product candidate, ALX-0600, has completed a pilot Phase II clinical trial. PREOS and ALX-0600 are proprietary to and are being developed by us. PREOS is our recombinant, full-length parathyroid hormone for the treatment of osteoporosis, and ALX-0600 is our analog of glucagon-like peptide 2 for the treatment of gastrointestinal disorders. AMG 073, our orally active, small molecule compound for the treatment of hyperparathyroidism, is being developed by our licensees, Amgen Inc. and Kirin Brewery Company, Ltd. We collaborate on three preclinical programs with AstraZeneca AB, GlaxoSmithKline and Janssen Pharmaceutica N.V., a subsidiary of Johnson & Johnson.

Strategy

We intend to achieve our objective through the following strategy:

Build a diversified pipeline of products addressing a variety of medical conditions.    We are developing a diverse pipeline of product candidates that are in various stages of clinical and preclinical development. Our portfolio approach allows us to reduce our exposure to the impact of any single product failure and increases our flexibility to focus on our most promising programs. We believe this strategy increases the likelihood that we will successfully develop commercially viable pharmaceutical products.

Develop sales, marketing and manufacturing capabilities and build-up inventory to facilitate product commercialization, either internally or through contract relationships.    In order to commercialize our proprietary drug candidates and to exploit our co-promotion rights, we intend to develop sales and marketing capabilities, either internally or through contract relationships. We also intend to develop pre-launch and commercial-scale production capabilities through agreements with contract manufacturers.

Collaborate to reduce our risk and accelerate the commercialization of select product candidates.    We believe collaborators with clinical development and marketing expertise in specific therapeutic areas will facilitate more rapid entry into the market for certain of our products and accelerate their acceptance by healthcare providers and third-party payors. We selectively enter into collaboration agreements and licenses with pharmaceutical and biotechnology companies to enhance our financial flexibility. This strategy allows us to devote greater resources to proprietary programs and to pursue a greater number of product candidates than would otherwise be possible.

In-license or acquire complementary products, technologies or companies.    In addition to our internal discovery efforts, we intend to pursue our product portfolio strategy by identifying and evaluating potential products and technologies developed by third parties that we believe fit within our overall portfolio strategy. In 1999, we acquired Allelix Biopharmaceuticals Inc., in part because its product candidates complemented our existing programs in osteoporosis and central nervous system disorders and brought late-stage candidates to our product pipeline.

Continue to develop and leverage our core discovery competencies and proprietary expertise.    We believe that the continued evaluation, selection and winnowing of candidates in our product development pipeline will be effective based in part on the ability of our scientists to apply techniques related to our core competencies. We intend to continue to use these abilities to identify molecular targets for the development of new drugs and to identify, evaluate, select, and winnow drug candidates meriting continued evaluation. Our multidisciplinary discovery teams focus on developing a broad product pipeline covering a variety of disorders.

Our Product Development Programs

The following is a summary of our product development programs by therapeutic area:

Product or Program	Indication(s)	Status	Licensees and Collaborators
Bone and Mineral Disorders
PREOS	Osteoporosis	Phase III	Proprietary
Calcilytic Compounds	Osteoporosis	Preclinical	GlaxoSmithKline*
AMG 073	Hyperparathyroidism
	Primary	Phase II	Amgen
	Secondary	Phase III	Amgen
		Phase II	Kirin

Gastrointestinal Disorders
ALX-0600	Short Bowel Syndrome	Pilot Phase II	Proprietary
	Crohn’s Disease and Ulcerative Colitis	Preclinical	Proprietary

Central Nervous System Disorders
Metabotropic Glutamate Receptors	Psychiatric and Neurological Disorders and Pain	Preclinical	AstraZeneca*
Glycine Reuptake Inhibitors	Schizophrenia and Dementia	Preclinical	Janssen*

* We retain co-promotion rights for product candidates from these collaborations.

Bone and Mineral Disorders

Overview.    Bone and mineral disorders include a range of diseases affecting nearly every major organ system in the body. The most common bone and mineral disorder is osteoporosis, an age-related disease characterized by reduced bone mineral density and increased susceptibility to fractures. Although bone loss is a universal consequence of age, the process is accelerated in women following menopause. Osteoporosis is often diagnosed only after fractures occur. Fractures of the hip, spine or wrist can result in serious long-term disability.

Another bone and mineral disorder is hyperparathyroidism. In hyperparathyroidism, there is an oversecretion of parathyroid hormone by the parathyroid glands located in the neck. Symptoms of hyperparathyroidism may include bone loss and pain, bone deformities, muscle weakness, severe generalized itching and abnormal calcification of soft tissues, including the heart. Patients may also experience depression and cognitive dysfunction. Hyperparathyroidism is characterized as either primary or secondary. Primary hyperparathyroidism is an age-related disorder that is classified by enlargement of one or more of the four parathyroid glands. Secondary hyperparathyroidism is primarily a physiological response to failing kidney function. As renal function deteriorates, the body is unable to maintain proper levels of calcium, vitamin D and phosphorus in the blood. To compensate, parathyroid glands enlarge and produce increased amounts of parathyroid hormone in an attempt to increase calcium and decrease phosphorus levels in the blood.

PREOS and Calcilytic Compounds for Osteoporosis

We are pursuing two separate but related programs for the treatment of osteoporosis. We are developing PREOS internally, and we are pursuing calcilytic compounds in conjunction with GlaxoSmithKline.

PREOS.    PREOS is our recombinant, full-length, human parathyroid hormone being developed for the treatment of osteoporosis. We expect that PREOS will be delivered subcutaneously on a daily basis through an injection pen device designed to make delivery of the drug simple and relatively painless. Although chronically high levels of parathyroid hormone are known to cause bone loss, as in hyperparathyroidism, preclinical and clinical studies conducted to date show that daily dosing with PREOS, in which parathyroid hormone levels rise rapidly and then return to normal levels within a few hours, actually stimulates bone growth. In a Phase II clinical trial of over 200 post-menopausal women completed in 1997, daily injections of PREOS produced a clinically and statistically significant average increase in bone mineral density in the lumbar spine of nearly seven percent in only one year. We are conducting a pivotal Phase III clinical trial with PREOS in post-menopausal women for osteoporosis and another ancillary Phase III trial in osteoporotic women undergoing estrogen replacement therapy.

Market Opportunity.    Approximately 10 million American women have advanced osteoporosis and another 18 million women are osteopenic, or approaching osteoporosis, and are at high risk of fractures because of low bone mineral density. A recent study published in the Journal of the American Medical Association demonstrated that nearly one-half of post-menopausal women have undetected low bone mineral density, and women identified with low bone mineral density were at a significantly increased risk of fracture. In addition, 50 percent of women over 50 years of age in the United States will suffer an osteoporosis-related fracture during their lifetime. According to the National Institutes of Health, osteoporosis is responsible for more than 1.5 million fractures annually. The National Osteoporosis Foundation reports that an average of 24 percent of hip fracture patients age 50 and over die within one year after their fracture, and 25 percent of those who were ambulatory before their hip fracture require long-term care afterward. The size of the United States population aged 50 years and over is expected to increase significantly over the next several decades as a result of the aging of the “baby boomer” generation and longer life expectancies. Estimated United States expenditures for osteoporosis and related fractures is $14.0 billion each year.

Current therapies for osteoporosis include supplementing dietary calcium and vitamin D, which may help to slow the rate of bone loss. Other therapies include estrogen replacement therapy in post-menopausal women, bisphosphonates and raloxifene, a selective estrogen receptor modulator. All of these therapies act to prevent further bone loss by inhibiting bone resorption. These therapies have been shown to reduce the incidence of fracture, but they have only a limited positive effect on bone mineral density. For example, Fosamax, a bisphosphonate sold by Merck, showed a reduction in fractures but an increase in bone mineral density of only seven to ten percent over three years. Merck reported sales of Fosamax in 2001 of $1.8 billion.

We believe there exists a significant need for improved therapy that will increase bone mineral density to a greater degree and at a faster rate, thereby reducing the risk of fracture. Parathyroid hormone treatment, such as our product candidate, PREOS, and Lilly’s parathyroid hormone-fragment, Forteo, are designed to address this medical need and supplement currently available treatments.

The FDA’s Endocronologic and Metabolic Drug Advisory Committee has recommended Forteo for the treatment of osteoporosis, which we believe further validates the clinical benefit of parathyroid hormone treatment. PREOS is our recombinant parathyroid hormone consisting of all 84 amino acids found in the naturally occurring human parathyroid hormone. Lilly’s Forteo is a fragment of the naturally occurring parathyroid hormone and is only comprised of the first 34 amino acids. Data from Lilly’s Phase III clinical trial indicated that, in post-menopausal women with severe osteoporosis, daily injections of Forteo provided statistically significant reductions in fractures and rapid and significant increases in bone mineral density. Because PREOS consists of 84 amino acids found in the naturally occurring human parathyroid hormone, we believe that our Phase III clinical trials will also show efficacy in the treatment of osteoporosis. In addition, studies currently being conducted by us and our academic collaborators are designed to confirm what, if any, therapeutic advantage our full-length human parathyroid hormone may have compared to fragments of parathyroid hormone.

PREOS Development Status.    We are currently conducting a Phase III clinical trial for PREOS. This trial, referred to as the Treatment of Osteoporosis with Parathyroid hormone Study, or TOP Study, is a double-blind, placebo-controlled, multi-center clinical trial designed to demonstrate the ability of PREOS to reduce fractures and build bone mineral density in women with osteoporosis. The TOP Study is evaluating the effects of PREOS in post-menopausal women who have low bone mineral density and may have suffered a fracture, but who are not receiving drug or hormone therapy for osteoporosis. Women participating in the study receive daily, subcutaneous injections of PREOS or placebo. Dosing in this study is planned to last for 18 months. Enrollment in the TOP Study was completed in March 2002 with over 2,600 patients.

We are also conducting a Phase III clinical study to measure the effects of PREOS in osteoporotic women undergoing estrogen replacement treatment. We refer to this trial as the Parathyroid Hormone for Osteoporotic Women on Estrogen Replacement Study, or POWER Study. This study is being conducted at 26 clinical centers in Europe, which is the largest pharmaceutical market for osteoporosis after the United States. Participants receive daily, subcutaneous injections of PREOS or placebo in addition to their ongoing hormone replacement therapies. Dosing in the trial is expected to last for 24 months, with a scheduled 12-month interim analysis and a 12-month follow-up period at the end of the study. Enrollment was completed in September 2002 with over 150 patients. By completing this trial in European countries, we expect to provide additional support for our regulatory submissions in Europe and our worldwide marketing efforts.

In addition, PREOS is being tested in a clinical trial coordinated by the University of California at San Francisco and sponsored by the National Institutes of Health. This randomized, double-blind trial is referred to as the parathyroid hormone and alendronate in combination for the treatment of osteoporosis, or PaTH, study. This trial, which is scheduled to conclude in September 2003, enrolled approximately 240 women with low bone mineral density and will test, which is scheduled to conclude in September 2003, whether PREOS is more effective in building bone mineral density than Fosamax, and whether the combination of PREOS and Fosamax is more effective in building bone mineral density than either therapy alone.

We have manufactured enough PREOS to conduct these trials into the first quarter of 2003. Our ability to continue our clinical programs beyond that period is dependent on the ability of our contract manufacturers to produce PREOS that meets our requirements in a timely manner. For more information about the manufacture of PREOS, see the section of this prospectus supplement entitled “Business—Manufacturing.”

Calcilytic Compounds Development Status.    We are collaborating with GlaxoSmithKline on the discovery, identification and characterization of calcilytic compounds for the treatment of osteoporosis. Calcilytic compounds, antagonistics of calcium receptors, are aimed at temporarily increasing the secretion of the body’s own parathyroid hormone. In animal studies, we demonstrated that intermittent increases in circulating levels of parathyroid hormone can be obtained through the use of calcilytics. In these studies, we observed that increased levels of parathyroid hormone achieved by this mechanism are equivalent to those achieved by an injection of parathyroid hormone sufficient to cause bone growth. As a result, we believe that orally administered calcilytic drugs that act on the parathyroid cell calcium receptors could provide a cost-effective treatment for osteoporosis. We conducted preclinical studies in conjunction with GlaxoSmithKline on some of the lead compounds identified in this program. GlaxoSmithKline has conducted a proof-of-principle Phase I clinical trial with a calcilytic compound for which we received a $1.0 million milestone payment. The purpose of this trial was to establish the safety of calcilytic compounds in humans. We and GlaxoSmithKline continue our evaluation of calcilytic compounds to identify a lead candidate to take into the clinic to test for both safety and efficacy.

GlaxoSmithKline has paid us a total of $33.2 million for license fees, research support, milestone payments and equity purchases as part of our collaboration. We will receive additional payments of up to an aggregate of $13.0 million if certain clinical milestones are achieved. Our agreement also provided for royalties on any sales by

GlaxoSmithKline of products commercialized based on compounds identified in this collaboration. In addition to the milestone and royalty payments, we have a limited right to co-promote any products that are developed through our collaboration and we will receive co-promotion revenue if we elect to exercise these rights.

AMG 073 for Hyperparathyroidism

AMG 073 is our orally active, calcimimetic compound being developed for the treatment of primary and secondary hyperparathyroidism. In contrast to calcilytic compounds, calcimimetic compounds activate the parathyroid cell calcium receptor and decrease the secretion of parathyroid hormone. AMG 073 has been licensed for development and commercialization to Amgen and Kirin. In December 2001, Amgen commenced Phase III clinical trials of AMG 073 for the treatment of secondary hyperparathyroidism. Amgen continues to conduct Phase II clinical trials of AMG 073 for the treatment of primary hyperparathyroidism. Kirin is conducting Phase II clinical trials of AMG 073 for the treatment of secondary hyperparathyroidism.

Market Opportunity.    Over 75,000 people in the United States develop new cases of primary hyperparathyroidism each year, and over 500,000 people in the United States are estimated to suffer from the disorder. The current treatment for primary hyperparathyroidism is the surgical removal of one or more of the parathyroid glands in the neck. There are currently no effective pharmaceutical therapies for the treatment of primary hyperparathyroidism. Studies suggest that over 30 percent of the estimated two million patients in the United States with chronic renal failure are affected by secondary hyperparathyroidism. Secondary hyperparathyroidism commonly develops during the early stages of chronic renal failure before dialysis is necessary. Approximately 85 percent of the estimated 300,000 acute renal failure patients who require either dialysis or renal transplant suffer from secondary hyperparathyroidism. Current treatment for secondary hyperparathyroidism includes calcium supplements, phosphate binding chemicals and vitamin D, none of which directly regulate the secretion of parathyroid hormone.

Development Status.    Amgen has completed two Phase II clinical trials with AMG 073 in patients with primary hyperparathyroidism. The preliminary results from these two studies were presented at the American Society of Bone and Mineral Research meetings in 2000 and 2001 and the final results were presented at the Endocrine Society meeting in June 2002. Amgen has completed four Phase II studies in patients with end-stage renal disease and secondary hyperparathyroidism. The preliminary results obtained with AMG 073 in patients on dialysis were presented at the American Society of Nephrology meetings in 2000 and 2001 and additional data from these studies will be presented at the American Society of Nephrology meeting in November 2002.

The results from Amgen’s two Phase II studies in patients with primary hyperparathyroidism demonstrated that AMG 073 was well tolerated and effectively lowered circulating levels of parathyroid hormone and calcium. The larger of the two trials was a one year study involving 78 male and female patients with elevated levels of parathyroid hormone and serum calcium. The patients were randomized to receive either oral doses of AMG 073 or placebo twice a day for 52 weeks. Circulating levels of parathyroid hormone and calcium fell within hours following the oral administration of AMG 073 and serum calcium levels were maintained within the normal range for one year following dosing with AMG 073.

The four Phase II trials of AMG 073 in patients with end-stage renal disease with secondary hyperparathyroidism and elevated levels of parathyroid hormone levels were randomized, placebo-controlled, double blind studies. A total of 297 patients were treated with AMG 073 once daily. Results of the studies indicated that AMG 073 was well tolerated and effective in reducing circulating levels of parathyroid hormone in patients with secondary hyperparathyroidism. Treatment of hemodialysis patients with AMG 073 also significantly reduced the calcium-phosphorous product whereas this product increased in patients on placebo. This reduction was seen after twelve weeks of dosing with AMG 073 and was maintained for up to two years of treatment.

Patients with secondary hyperparathyroidism typically have bone abnormalities, which are often manifested as bone pain and lowered bone mineral density. Preliminary results of a Phase II clinical study are publicly available and are to be presented at the American Society of Nephrology meeting in November 2002. These preliminary results show that daily dosing with AMG 073 for one year not only lowered serum levels of parathyroid hormone but additionally prevented decreases in bone mineral density in the lumbar spine and femoral neck when compared to placebo. Total body bone mineral density was also increased by treatment with AMG 073 and these increases were significantly correlated with the percent reduction in serum levels of parathyroid hormone. No deleterious effects of AMG 073 on bone morphology were observed.

Chronically increased circulating levels of parathyroid hormone are often associated with cognitive deficits. In two of the Phase II studies conducted by Amgen, some patients were asked to participate in a Quality of Life Cognitive Functioning study by rating six indices of cognitive function at the start of the trial and after twelve or eighteen weeks of treatment with AMG 073 or placebo. A total of 132 patients completed this survey. In both studies, those receiving AMG 073 showed significant increases in the cognitive function scale compared to placebo and these increases were correlated with reductions in serum levels of parathyroid hormone. These findings suggest that AMG 073 improves cognitive function in patients with secondary hyperparathyroidism in addition to lowering serum levels of parathyroid hormone and the calcium-phosphorous product and increasing bone mineral density.

Amgen has paid to us license fees, research support payments, and milestone payments, and has made equity purchases totaling $22.5 million, including the milestone payment for the commencement of Phase III trials in secondary hyperparathyroidism. Amgen will pay us up to an additional $23.0 million if it achieves other development and regulatory milestones. Amgen will also pay us royalties on any sales of AMG 073 in its territories. Kirin has paid to us $19.0 million in license fees, research and development support payments and milestone payments, and under the terms of our agreement is required to pay us up to an additional $6.0 million upon accomplishment of additional milestones. Kirin also is required to pay us royalties on any sales of AMG 073 in its territories.

Gastrointestinal Disorders

Overview.    The gastrointestinal tract is involved in the transport, digestion and absorption of nutrients. It also plays an important role in the excretion of toxic chemicals, pathogens and byproducts of digestive processes, and in balancing the absorption and secretion of electrolytes and water. Gastrointestinal disorders can have severe consequences on the quality of life of the people that suffer from them.

One disorder in particular that affects the ability of the gastrointestinal tract to absorb nutrients and water is short bowel syndrome. Short bowel syndrome is a condition which arises after extensive resection of the bowel. Patients with this problem suffer from malnutrition, severe diarrhea, dehydration, fatigue and weight loss due to a loss in the ability to absorb adequate amounts of nutrients and water. Treatment includes special dietary management and, often, total parenteral nutrition.

ALX-0600 for Short Bowel Syndrome.    We are independently developing ALX-0600 for the treatment of short bowel syndrome. ALX-0600 is an analog of glucagon-like peptide 2, a naturally occurring hormone that regulates proliferation of the cells lining the small intestine. Animal studies indicate that ALX-0600 stimulates the repair and regeneration of cells lining the small intestine, expanding the surface area for absorption of nutrients. In animal studies, ALX-0600 induced an approximately 50 percent increase in the weight of the small intestine within 10 days of administration. Further, these studies suggest the growth-promoting properties of ALX-0600 appear to be highly tissue-specific, predominantly affecting the small intestine, and thereby potentially reducing the risk of adverse side effects.

Market Opportunity.    Approximately 25,000 adults and 7,000 children in North America are afflicted with short bowel syndrome. Many of these patients require total parenteral nutrition, the cost of which can exceed $100,000 annually per patient. There are currently no effective therapies for enhancing the growth and repair of the cell lining of the small intestine. We believe that the short bowel syndrome market is an attractive one because of the high cost of treating patients and the absence of any effective drug therapies. We have been granted orphan drug designation for ALX-0600 for short bowel syndrome from the FDA, which provides, subject to several restrictions, seven years of marketing exclusivity once a product is approved for treatment of diseases that afflict fewer than 200,000 patients. The Commission of the European Communities has also recently designated ALX-0600 an orphan medicinal product for the treatment of short bowel syndrome.

We believe that ALX-0600, if successful in the treatment of short bowel syndrome, may also be useful in treating other gastrointestinal conditions characterized by malabsorption, altered absorptive capacity, inflammation or deterioration of the intestinal wall. Examples of these conditions include Crohn’s disease, inflammatory bowel disease, including ulcerative colitis, and intestinal mucositis in cancer patients.

Development Status.    We have completed a pilot Phase II study in adults with short bowel syndrome. The purposes of this study were to evaluate the safety, tolerability and effect of a 21-day subcutaneous dosing regimen of ALX-0600. In this study, three subgroups comprising a total of eleven patients with significant portions of the small intestine removed and no functional large intestine, received ALX-0600 in one of three doses by daily subcutaneous injection. After 21 days of treatment, the patients, all of whom were dependent on parenteral nutrition, showed significant improvements in intestinal function. An important result of the improved intestinal function in these patients was a statistically significant increase in body mass. Histological examination of tissue from patient biopsies showed a statistically significant increase in the number and size of epithelial cells lining the small intestine. The drug appeared to be safe and well-tolerated. The FDA has not approved protocols for conducting additional clinical trials for short bowel syndrome.

Prior to acquiring Allelix in December 1999, Allelix had entered into a research funding agreement with the Government of Canada pursuant to the Technology Partnership Canada program. Under this agreement, Canada is obligated to reimburse us for up to 30 percent of eligible research and development costs we incur for our ALX-0600 product candidate through December 2002 up to a maximum of Cdn. $8.4 million. As of September 30, 2002, we had invoiced Canada for a total of Cdn. $7.5 million for reimbursement, of which Cdn. $2.5 million has not yet been paid. The agreement provides Canada with a 10 percent royalty on revenues we receive from the sale or license of ALX-0600. Our royalty obligation terminates on December 31, 2008, if we have paid at least Cdn. $23.9 million. If we have not paid that amount of royalties by that date, our royalty obligation continues until the earlier of the date we have paid Cdn. $23.9 million, or December 31, 2017. The agreement imposes a number of obligations on us to conduct certain development activities within Canada and use Canadian-based companies to provide certain services in connection with the development of ALX-0600. This requirement could make continued development of ALX-0600 unfeasible because of the costs and time required to develop and source this product solely in Canada. As a result, we have used and currently use non-Canadian based companies for some of these services. For example, we arranged for a non-Canadian contract manufacturer to manufacture bulk supplies of ALX-0600 for our Phase II clinical trials. We notified the Government of Canada of our arrangements and received their authorization to proceed. We cannot be certain that additional waivers will be granted in the future. Violations of the terms of the agreement can result in a forfeiture of the technology to Canada or other adverse consequences. We are now engaged in ongoing discussions with the Government of Canada to amend certain provisions of the agreement. If we cannot reach an agreement with the Government of Canada, we may be required to abandon our development of ALX-0600. If we do reach an agreement, we could be required to make payments that are material in amount. Beginning with the third quarter of 2002, we will no longer recognize revenue under the terms of the agreement until we finalize our discussions with the Government of Canada.

Central Nervous System Disorders

Overview.    Central nervous system disorders are broad, complex and severe diseases that are a major focus of current medical research. However, few central nervous system disorders are able to be effectively treated, creating an opportunity for novel therapies. Central nervous system disorders affect a broad portion of the population through diseases such as epilepsy, bipolar disorder, stroke, Alzheimer’s disease, Parkinson’s disease, dementia, anxiety, depression, schizophrenia and pain. Recent reports indicate that nearly $36.0 billion is expended annually in retail prescription drug sales for central nervous system related products on a worldwide basis. However, many of these treatments are palliative, not curative, and a need for new and improved treatment exists. We are addressing central nervous system disorders on a number of different fronts.

Metabotropic Glutamate Receptor Program.    Since 1996, we have been working to find compounds that act on targets in the central nervous system called metabotropic glutamate receptors, or mGluRs. Because these molecular receptors are structurally related to calcium receptors, we have been able to leverage our expertise in calcium receptors to create proprietary methods for screening drug candidates active at mGluRs. We have discovered a number of compounds that activate or inhibit mGluRs and that are highly selective for specific subtypes of mGluRs. Our animal studies with a number of these compounds have demonstrated their potential as drug candidates for the treatment of central nervous system disorders such as chronic pain.

There are three principal groups of mGluRs and several subtypes of mGluRs within those groups that differ in their chemical composition, their effects on cellular metabolism and their location in the central nervous system. Published research indicates that different mGluRs are variously involved in diseases such as anxiety, schizophrenia, Parkinson’s disease and chronic pain. Because we have the ability to identify compounds that are selective for each of the various mGluR subtypes, we believe that it is possible that we will be able to pursue the development of products that will treat several central nervous system disorders.

In March 2001, we entered into an agreement with AstraZeneca under which we collaborate exclusively on a number of mGluR subtypes. We granted AstraZeneca exclusive rights to commercialize mGluR subtype-selective compounds. Under our agreement, we are required to co-direct the research and pay for an equal share of the preclinical research costs, including capital and a minimum number of personnel, through at least September 2003 and under some circumstances through March 2006. If certain milestones are met, AstraZeneca is required to pay us up to $30.0 million. AstraZeneca is also required to pay us royalties on sales of products that include those compounds. We have the right to co-promote any resulting product in the United States and Canada and receive co-promotion revenue, if any. Should we elect to co-promote products, in some circumstances we will be required to share in the development and regulatory costs associated with those products, and we may not receive some late-stage milestone payments. For more information about our agreement, see the section entitled “Business—Collaborative Research, Development and License Agreements.”

Other Programs for Central Nervous System Disorders.    We collaborated with Janssen on glycine reuptake inhibitors to identify prospective drug candidates for schizophrenia and dementia. In November 2001 we received a milestone payment from Janssen as a result of the selection of a preclinical compound for further development as a potential treatment for schizophrenia. We will receive additional milestone payments of up to $20.5 million from Janssen and royalties on sales of any drugs developed or sold by Janssen under this collaboration agreement.

We have completed several Phase I clinical trials with NPS 1776, a small molecule compound for the treatment of epilepsy, to evaluate its safety and tolerability and its ability to be delivered in a sustained release formulation. Our analysis of the data indicates that the drug was safe and well tolerated. Our preclinical studies show that NPS 1776 is effective in a number of animal models of epilepsy.

In March 2000, we entered into an agreement with Abbott Laboratories Inc. in which we granted Abbott worldwide marketing rights to NPS 1776 in exchange for Abbott’s commitment to fund further development of this product candidate and pay us milestone payments as well as royalties on any sales. In January 2002, Abbott terminated the agreement. As a result, all rights to NPS 1776 were returned to us. In addition, we are entitled to use all studies and information generated by Abbott under the agreement in our development effort for NPS 1776. We are presently reviewing all information related to NPS 1776 and will decide the future of this program when that review is complete.

In 1998 we completed a Phase I clinical trial with ALX-0646, a small molecule compound, for the treatment of migraine, in healthy volunteers. In August 2000, we entered into an agreement with Forest Laboratories Inc. in which we granted to Forest worldwide commercialization rights to ALX-0646 in return for Forest’s commitment to fund further development of ALX-0646 and pay us milestone payments of up to $25.0 million, as well as royalties on any sales of ALX-0646. In November 2001, we earned and received a $1.0 million milestone payment from Forest for developments made by Forest with the compound. In January 2002, Forest notified us that we had earned a $2.0 million milestone payment for the achievement of certain clinical and preclinical developments related to Forest’s work with ALX-0646 for treating migraine. Forest read and approved a press release by us announcing that we had earned the milestone payment. In March 2002, we received notice from Forest that it was terminating the agreement and returning all rights to ALX-0646 to us. Forest has asserted that it has no obligation to pay the $2.0 million milestone payment as a result of its termination. We have initiated arbitration in accordance with the terms of the agreement claiming our right to receive this milestone payment. Absent resolution of this issue, we will not recognize revenue for the $2.0 million milestone. We expect to review all information related to ALX-0646 and will decide the future of this program when that review is complete.

Internal Discovery Research

Through internal discovery efforts, we have developed a diverse product pipeline covering a variety of disorders. This pipeline allows us to reduce the impact of any single product failure and increases our flexibility to focus on our most promising programs. The continued expansion of our product pipeline is based on the ability of our scientists to apply techniques related to our core competencies such as the use of proteins as therapeutics, manipulating G-protein coupled receptors and finding compounds that act on those receptors. Our current discovery research activities span the spectrum from target identification and validation through late stage preclinical safety assessment.

Our internal discovery research group is comprised of 68 staff members, 22 of whom hold doctorate degrees, with 38 members in our Salt Lake City location and 30 members in our Toronto location. The disciplines within our discovery research group include medicinal chemistry, molecular and cellular biology, pharmacology, and drug metabolism and pharmacokinetics. Areas of expertise within the group include bone and mineral metabolism, gastrointestinal physiology and pharmacology, and central nervous system physiology and pharmacology. We intend to continue our focus on scientific discovery by retaining creative scientists who we believe can make breakthrough discoveries leading to innovative products.

Collaborative Research, Development and License Agreements

We selectively enter into collaboration agreements and licenses with pharmaceutical and biotechnology companies to leverage our financial investment in our discovery, development and commercialization programs. These agreements generally include the payment of research support payments to fund research performed by us over an agreed period of time, the payment of milestone payments on the achievement of defined preclinical and clinical events and ultimately, the payment of royalties on sales of products developed under the terms of the particular agreement. In return for these financial benefits, we grant to the particular collaborator an exclusive license to the technology that is the subject of the collaboration as well as to the products developed under the agreement. This strategy allows us to devote greater resources to selected programs and to pursue a greater number of programs and products than would otherwise be possible. In addition, we believe collaborators with clinical development and marketing expertise in specific therapeutic areas will facilitate more rapid entry into the market for our products and accelerate their acceptance by healthcare providers and third-party payors. We currently have collaborative research, development or license agreements with several collaborators, including Amgen, GlaxoSmithKline, AstraZeneca, Janssen and Kirin.

We also enter into research support agreements with various academic and other not-for-profit institutions. These agreements generally require us to fund certain research at the institution over a specific period of time in exchange for which we acquire the right to use the results of the research and obtain an option to exclusively license from the institution any inventions made during the term of the research on terms mutually agreed to at that time.

Amgen.    In March 1996, we entered into a development and license agreement with Amgen in which we granted Amgen the exclusive right to develop and commercialize AMG 073 and related compounds for the treatment of hyperparathyroidism and any other indications other than osteoporosis worldwide, excluding Japan, China, Hong Kong, North and South Korea and Taiwan, territories in which we licensed such rights to Kirin. If our agreement with Kirin is terminated, Amgen’s territory becomes worldwide. Under the terms of our agreement, Amgen is authorized and responsible to conduct, fund and pursue all aspects of the development, submissions for regulatory approvals, manufacture and commercialization of the AMG 073 compound in its territories. Amgen paid us an initial up-front license fee upon signing the agreement. In addition, if specified milestones are achieved, then Amgen is required to make additional milestone payments and must pay royalties to us on any sales of AMG 073. We may terminate the agreement if Amgen breaches the agreement and does not cure the breach within 120 days of receiving notice of the breach. Amgen may terminate the agreement for any reason on 90 days’ prior written notice. If there is a termination for a reason other than our breach of the agreement, we would reacquire the technology, patent and commercialization rights to AMG 073.

GlaxoSmithKline.    In November 1993, we entered into a collaborative research and worldwide exclusive license agreement with GlaxoSmithKline for the research, development and commercialization of calcium receptor active compounds for the treatment of osteoporosis and other bone metabolism disorders, excluding hyperparathyroidism. GlaxoSmithKline also has a first right to negotiate for a collaboration arrangement regarding other research that might be related to bone metabolism disorders, and an exclusive right to negotiate for a license to compounds developed under the agreement for purposes other than bone metabolism disorders. Once compounds have been selected for development, GlaxoSmithKline has the authority and responsibility to conduct and fund all product development, including clinical trials and regulatory submissions, and manufacturing. We have the right to co-promote, in the United States, products resulting the collaboration. In addition to research funding, and some previously paid milestone payments, GlaxoSmithKline has agreed to pay us additional amounts as it achieves certain development or marketing milestones, and must pay royalties on any sales of products for osteoporosis and other bone metabolism disorders that include compounds developed by GlaxoSmithKline under the agreement and a percentage of profits from co-promotion of the products. GlaxoSmithKline may terminate the agreement on 30 days’ written notice and after a six-month waiting period, or in the event we breach the agreement on 60 days’ written notice for our breach. Upon termination, rights and licenses we granted GlaxoSmithKline revert to us. The collaborative research portion of this agreement is now continuing on a month-to-month basis with considerably more work being done by GlaxoSmithKline than by us. We are discussing with GlaxoSmithKline appropriate next phases of our agreement.

AstraZeneca.    In March 2001, we entered into an exclusive research collaboration and license agreement with AstraZeneca to collaborate on the discovery, development and marketing of small molecule therapies for the treatment of various disorders of the central nervous system. Specifically, the collaboration focuses on the identification of small molecules active on mGluRs. We granted AstraZeneca an exclusive license to the worldwide development and commercialization of any mGluR-active compounds identified under the collaboration, including improvements. During the five-year research term, we will work together on the identification of mGluR-active compounds. Once compounds have been selected for development, AstraZeneca will conduct and fund product development, including all human clinical trials, regulatory submissions, commercializations and manufacturing. We have the right to co-promote any resulting product in the United States and Canada and receive co-promotion revenue, if any. Should we elect to co-promote products, in some circumstances we will be required to share in the development and regulatory costs associated with those products. If we elect not to co-promote, we are entitled to milestone payments and royalties on any sales of products developed and marketed under the agreement. We may terminate the agreement if AstraZeneca breaches the agreement and does not cure the breach within 60 days of receiving notice of the breach. After two years of the research program, either party may terminate the agreement on six months’ prior written notice. After the research term, AstraZeneca may terminate the agreement at anytime upon 90 days’ prior written notice. Termination by AstraZeneca for reasons other than our breach will result in the return to us of all rights we granted and the related technology, including improvements.

Janssen.    In October 1998, we entered into a collaborative agreement with Janssen for the research, development and commercialization of new drugs for the treatment of schizophrenia and dementia. The research phase of this collaboration ended in October 2000. In addition, Janssen controls and is responsible for development and commercialization of the compounds, including manufacturing, and including all costs and expenses associated with the development efforts. While Janssen has the right to market products worldwide, we may co-promote, in Canada, any products developed under the agreement. We will receive milestone payments if Janssen reaches certain milestones, and royalties from any product sales resulting from the collaboration. We may terminate the agreement if Janssen breaches the agreement and does not cure the breach within 60 days of receiving notice of the breach. In that case, all rights granted to Janssen revert to us. Janssen may terminate, for any reason, on 90 days notice to us. If Janssen terminates, other than for our breach, then the rights to any compounds or products are transferred to us. We can also terminate Janssen’s rights if Janssen does not launch the product in the United States, but must pay a royalty to Janssen on product sales after that termination.

Kirin.    In June 1995, we entered into a collaborative research and license agreement with Kirin to develop and commercialize AMG 073 for the treatment of hyperparathyroidism and any other indications other than osteoporosis and bone metabolism disorders in Japan, China, Hong Kong, North and South Korea and Taiwan. Kirin is responsible for conducting clinical trials and obtaining regulatory approvals in its territories, and for developing and commercializing products within its territories. The agreement also requires Kirin to use reasonable good faith efforts to introduce a product to market. Kirin paid us an initial up-front license fee and agreed to pay us certain milestone payments on the achievement of specified events. Kirin is required to pay us royalties on any sales of products containing AMG 073 or a similar compound within its territories. We may terminate the agreement if Kirin breaches the agreement and does not cure the breach within 90 days of receiving notice of the breach. Kirin may terminate the agreement for any reason on 90 days’ prior written notice, and on a country by country basis on specified conditions relating to market size. If Kirin terminates the agreement, Amgen would receive rights to develop and commercialize AMG 073 for the treatment of hyperparathyroidism and other indications, except osteoporosis, in the terminated territories. We are advised that Kirin and Amgen have executed a separate data sharing agreement related to clinical data under their separate agreements with us. We have also authorized them to enter into a manufacturing agreement with one or more manufacturing companies for clinical and commercial supplies.

Sponsored and Government Funded Research Programs

We have entered into certain research and license agreements that require us to make research support payments to academic or research institutions when the research is performed. Additional payments may be required upon the accomplishment of research milestones by the institutions or as license fees or royalties to maintain the licenses.

For example, in February 1993, we entered into a collaborative research agreement and a patent license agreement with The Brigham and Women’s Hospital, an affiliate of Harvard University Medical School. The patent license agreement grants us an exclusive license to certain calcium receptor and inorganic ion receptor technology covered by patents we jointly own with the hospital. The research agreement grants us a right of first negotiation for exclusive license rights to any patentable subject matter arising out of research that we sponsor at the hospital. The Brigham and Women’s Hospital is also entitled to a royalty on any sales of certain products under the patent license agreement, and we have committed to promote sales of any licensed products for hyperparathyroidism for which we receive regulatory approval.

Prior to the time that we acquired Allelix in December 1999, Allelix had entered into a research funding agreement with the Government of Canada pursuant to the Technology Partnership Canada program. Under this agreement, Canada is obligated to reimburse us for up to 30 percent of eligible research and development costs we incur for our ALX-0600 product candidate through December 2002 up to a maximum of Cdn. $8.4 million. As of September 30, 2002, we had invoiced the Government of Canada for a total of Cdn. $7.5 million for reimbursement, of which Cdn. $2.5 million has not been paid. The agreement provides the Government of

Canada with a 10 percent royalty on revenues we receive from the sale or license of ALX-0600. Our royalty obligation terminates on December 31, 2008, if we have paid at least Cdn. $23.9 million. If we have not paid that amount of royalties by that date, our royalty obligation continues until the earlier of the date we have paid Cdn. $23.9 million, or December 31, 2017. The agreement imposes a number of obligations on us to conduct certain development activities within Canada and use Canadian-based companies to provide certain services in connection with the development of ALX-0600. For example, the agreement requires us to produce in Canada clinical and commercial supplies of ALX-0600. In addition, the agreement requires us to enter into a licensing arrangement with a pharmaceutical company operating in Canada for the conduct of Phase III clinical trials and commercialization of ALX-0600.

The agreement also prohibits us from entering into any licensing agreement for the further development, production and marketing of ALX-0600 without the prior written consent of the Government of Canada. In general, the agreement includes on-going commitments to create manufacturing, marketing and sales jobs in Canada.

If we were to fail to meet our obligations under the agreement, or obtain a waiver of the obligation, the Government of Canada would have the right to declare us in default. If we were unable to cure the default, we would suffer adverse consequences, including the payment of liquidated damages, repaying all amounts received from the Government of Canada, or surrendering all intellectual property rights associated with ALX-0600, in some circumstances.

We have used and currently use non-Canadian based companies for some of these services. For example, we arranged for a non-Canadian contract manufacturer to manufacture bulk supplies of ALX-0600 for our Phase II clinical trials. We notified the Government of Canada of our arrangements and received their authorization to proceed. We are now engaged in ongoing discussions with the Government of Canada to amend certain provisions of the agreement. If we cannot reach an agreement with the Government of Canada, we may be required to abandon our development of ALX-0600. If we do reach an agreement, we could be required to make payments that are material in amount. Beginning with the third quarter of 2002, we will no longer recognize revenue under the terms of the agreement until we finalize our discussions with the Government of Canada.

New Drug Development and Approval Process

Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of pharmaceuticals and in our ongoing research and development activities. All of our product candidates will require regulatory approval by governmental agencies prior to commercialization. In particular, all of our drug candidates are subject to rigorous preclinical testing and clinical trials and other premarketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state statutes and regulations also govern or affect the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. Regulatory approval, when and if obtained, may significantly limit the indicated uses for which our products may be marketed. Further, approved drugs, as well as their manufacturers, are subject to ongoing review and discovery of previously unknown problems with such products may result in restrictions on their manufacturer, sale or use or in their withdrawal from the market.

The steps required by the FDA before our drug candidates may be marketed in the United States include, among other things:

•	the performance of preclinical laboratory and animal tests and formulation studies;

•	the submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical trials may commence;

•	the completion of adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug; and

•	the submission and FDA approval of a new biologics license application, or BLA, for biologic products or a new drug application, or NDA, for drug products.

The testing and approval process requires substantial time, effort and financial resources and we cannot be certain that any approvals for any of our proposed products will be granted on a timely basis, if at all.

Prior to commencing a clinical trial, we must submit an IND to the FDA. The IND becomes effective 30 days after receipt by the FDA, unless within the 30-day period, the FDA raises concerns or questions with respect to the conduct of the trial. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the study can begin. The submission of an IND may not result in FDA authorization to commence a clinical trial. Further, an independent institutional review board at the medical center or centers proposing to conduct the trial must review and approve the plan for any clinical trial before it commences.

Human clinical trials are typically conducted in three sequential phases that may overlap:

•	PHASE I: the drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

•
PHASE II:    involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine optimal dosage.

•
PHASE III:    when Phase II evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites.

We cannot be certain that we or any of our collaborative partners will successfully complete Phase I, Phase II or Phase III testing of any compound within any specific time period, if at all. Furthermore, the FDA or the study sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDA has not established approved protocols for conducting pivotal clinical trials for short bowel syndrome. We will need to reach agreement with the FDA regarding trial design and clinical endpoints before we can begin pivotal trials of ALX-0600. We cannot be certain that the FDA will agree to trial design and clinical endpoints that will make continued development of ALX-0600 feasible on a timely basis or at all.

The results of product development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA or BLA. The FDA may withhold approval for an NDA or BLA if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. If approved, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

The FDA’s fast track program is intended to facilitate the development and expedite the review of drugs intended for the treatment of serious or life-threatening diseases and that demonstrate the potential to address unmet medical needs for such conditions. Under this program, the FDA can, for example, review portions of an NDA or BLA for a fast track product before the entire application is complete, thus potentially beginning the review process at an earlier time. We cannot guarantee that the FDA will grant any requests that we may make for fast track designation, that any fast track designation would affect the time of review, or that the FDA will approve the NDA or BLA submitted for any of our drug candidates, whether or not fast track designation is granted. Additionally, the FDA’s approval of a fast track product can include restrictions on the product’s use or distribution, such as permitting use only for specified medical procedures or limiting distribution to physicians or facilities with special training or experience. Approval of fast track products can be conditional with a requirement for additional clinical studies after approval.

Satisfaction of the above FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of a product or indication.

Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our or our partner’s activities. The FDA or any other regulatory agency may not grant any approvals on a timely basis, if at all. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals may have a material adverse effect on our business. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

Any products manufactured or distributed by us or our partners pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA for compliance with current good manufacturing practice, or cGMP, regulations which impose certain procedural and documentation requirements upon us and our contract manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the cGMP regulations and other FDA regulatory requirements.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan exclusivity. For example, the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. We intend to file for orphan drug designation for those diseases which meet the criteria for orphan exclusivity. Although obtaining FDA approval to market a product with orphan drug exclusivity can be advantageous, there can be no assurance that it would provide us with a material commercial advantage.

Steps similar to those in the United States must be undertaken in virtually every other country comprising the market for our product candidates before any such product can be commercialized in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. There can be no assurance that approvals will be granted on a timely basis, or at all. In addition, regulatory approval of prices is required in most countries other than the United States. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return to us.

Patents and Other Proprietary Technology

Our intellectual property portfolio includes patents, patent applications, trade secrets, know-how and trademarks. Our success will depend in part on our ability to obtain additional patents, maintain trade secrets and operate without infringing the proprietary rights of others, both in the United States and in other countries. We periodically file patent applications to protect the technology, inventions and improvements that may be important to the development of our business. We rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position.

We file patent applications on our own behalf as assignee and, when appropriate, have filed and expect to continue to file, applications jointly with our collaborators. These patent applications cover compositions of matter, methods of treatment, methods of discovery, use of novel compounds and novel modes of action, as well as recombinantly expressed receptors and gene sequences that are important in our research and development activities. Some of our principal intellectual property rights related to processes, compounds, uses and techniques related to calcium receptor science are now protected by issued United States patents. We intend to file additional patent applications relating to our technology and to specific products, as we think appropriate.

We hold patents directed to potential therapeutic products such as new chemical entities, pharmaceutical compositions and methods of treating diseases. We hold patents directed also to nucleic acid and amino acid sequences of novel cellular receptors and methods of screening for compounds active at such cellular receptors. We continue actively to seek patent protection for these and related technologies in the United States and in foreign countries.

We also rely on trade secrets and contractual arrangements to protect our trade secrets. Much of the know-how important to our technology and many of its processes are dependent upon the knowledge, experience and skills of our key scientific and technical personnel and are not the subject of pending patent applications or issued patents. To protect our rights to know-how and technology, we require all of our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the unauthorized use of, and restrict the disclosure of, confidential information and require disclosure and assignment to us of their ideas, developments, discoveries and inventions.

In connection with our research and development activities, we have sponsored research at various university and government laboratories. For example, we have executed license and research agreements regarding research in the area of calcium and other ion receptors with The Brigham and Women’s Hospital. We have also sponsored work at other government and academic laboratories for various evaluations, assays, screenings and other tests. Generally, under these agreements, we fund the work of investigators in exchange for the results of the specified work and the right or option to a license to any patentable inventions that may result in certain designated areas. If the sponsored work produces patentable subject matter, we generally have the first right to negotiate for license rights related to that subject matter. Any resulting license would be expected to require us to pay royalties on net sales of licensed products.

Competition

We and our collaborators and licensees are pursuing areas of product development in which we believe there is a potential for extensive technological innovation in relatively short periods of time. We operate in a field in which new discoveries occur at a rapid pace. Our competitors may succeed in developing technologies or products that are more effective than ours, or in obtaining regulatory approvals for their drugs more rapidly than we are able to, which could render our products obsolete or noncompetitive. Competition in the pharmaceutical industry is intense and is expected to continue to increase. Many competitors, including biotechnology and pharmaceutical companies, are actively engaged in research and development in areas where we are also developing products, including the fields of osteoporosis, hyperparathyroidism, and neurological disorders. For osteoporosis, there are a number of therapies which are currently being marketed, including estrogen replacement therapies like Wyeth-Ayerst’s Premarin, bisphosphonates like Merck’s Fosamax, and selective estrogen receptor modulators, like Lilly’s Evista. Lilly also has been developing Forteo, which will compete as a bone-building agent for the treatment of osteoporosis. Lilly has filed an NDA for Forteo administered by subcutaneous injection, and an FDA advisory committee has recommended that the FDA approve Forteo as a treatment for osteoporosis in postmenopausal women. Lilly has also received an Approvable Letter from the FDA for Forteo as a treatment for osteoporosis. Lilly’s product will likely be the first to market in the treatment of osteoporosis using an injectable bone-building drug. Lilly has also announced that it is investigating alternate methods of delivery of Forteo.

Many of our competitors have substantially greater financial, technical, marketing and personnel resources. In addition, some of them have considerable experience in preclinical testing, human clinical trials and other regulatory approval procedures. Moreover, certain academic institutions, governmental agencies and other research organizations are conducting research in the same areas in which we are working. These institutions are becoming increasingly aware of the commercial value of their findings and are more actively seeking patent protection and licensing arrangements to collect royalties for the technology that they have developed. These institutions may also market competitive commercial products on their own or through joint ventures and will compete with us in recruiting highly qualified scientific personnel. Our ability to compete successfully will depend, in part, on our ability to:

•	develop marketing, sales and distribution capabilities for our proprietary products;

•	leverage our established collaborations and enter into new collaborations for the development of our products;

•	identify new product candidates through our internal discovery effort or through acquisition;

•	develop products that reach the market first;

•	develop products that are superior to other products in the market;

•	develop products that are cost-effective and competitively priced; and

•	obtain and enforce patents covering our technology.

Manufacturing

We do not have manufacturing facilities to produce sufficient supplies of PREOS, ALX-0600 or any of our other product candidates to support clinical trials or commercial launch of these products, if they are approved. We are dependent on third parties for manufacturing and storage of our product candidates. If we are unable to contract for a sufficient supply of our product candidates on acceptable terms, or if we encounter delays or difficulties in the manufacturing process or our relationships with our manufacturers, we may not have sufficient product to conduct or complete our clinical trials or support preparations for the commercial launch of our product candidates, if approved.

We have entered into agreements with contract manufacturers to manufacture PREOS for use in clinical trial activities. These contract manufacturers are currently our only source for the production and formulation of PREOS. To date, these contract manufacturers have produced only small quantities of PREOS relative to those needed for commercialization. In addition, we have experienced difficulties in producing clinical supplies of PREOS that meet our specifications on a timely basis. We cannot be certain that these difficulties will not reoccur in the future.

We depend on a number of single source contract manufacturers to supply key components of PREOS. In particular, we depend on a single manufacturer for the production of finished supplies of PREOS. Because the “fill and finish” part of the manufacturing process for PREOS requires the use of this manufacturer’s proprietary technology, this contract manufacturer is our sole source for finished supplies of PREOS. Absent the development of an alternative method of delivery of PREOS, we will remain dependent on the availability of this proprietary technology. Because of our dependence on this manufacturer, we are subject to the risk that this manufacturer may not have the capacity from time to time to produce sufficient quantities of PREOS to meet the needs of our clinical trials or be able to scale to commercial production of PREOS. We are also subject to the risk that disruptions in this manufacturer’s operations would result in delays in PREOS’ clinical trials, regulatory approvals and commercial introduction. While we are currently in discussions, to date, we have not entered into a long term agreement with this manufacturer, who currently produces PREOS on a purchase order basis. Accordingly, this manufacturer could terminate our relationship at any time and for any reason. If our relationship with this manufacturer is terminated, or if this manufacturer is unable to produce PREOS in required quantities, on a timely basis or at all, we could be forced to ultimately develop an alternative delivery process for PREOS, which would require additional clinical trials and regulatory approvals. Any disruption or termination of our relationship with this manufacturer would materially harm our business and financial condition and cause our stock price to decline.

We expect to depend on contract manufacturers to supply commercial-scale quantities of PREOS. In October 2002, we entered into a Commercial Manufacturing Agreement with Boehringer Ingelheim Austria GmbH, or BI, for the manufacture of bulk drug supplies of PREOS in support of commercial launch. Under our agreement, we will work with BI to facilitate a technology transfer process and appropriate testing, documentation and quality standards and procedures prior to the commencement of commercial production. We expect this technology transfer process to be lengthy and complicated and we have agreed to expend substantial resources over the course of the agreement. In addition, FDA and comparable foreign regulatory approvals may be required. The agreement further provides a general basis for the parties to mutually agree as to the terms of any future production of PREOS, based in part on current projections as to yield and other matters. Any failure to successfully transition on a timely basis our bulk manufacturing to BI would delay our commercialization efforts. Dependence on contract manufacturers for commercial production involves a number of risks, many of which are outside our control. These risks include potential delays in transferring technology, and the inability of our contract manufacturer to scale production on a timely basis, to manufacture commercial quantities at reasonable costs, to comply with current good manufacturing practices and to implement procedures that result in the production of drugs that meet our specifications and regulatory requirements. We are also seeking arrangements with contract manufacturers for supplies of ALX-0600 to be used in future clinical trials. Our agreement with the Government of Canada requires that the ALX-0600 we use in clinical trials and for commercial launch be manufactured by a Canadian company. We have been unable to identify a Canadian manufacturer capable of manufacturing and formulating ALX-0600 in compliance with cGMP and with sufficient quantity and quality for our future clinical development program. As a result, we have arranged for a contract manufacturer outside of Canada to manufacture the bulk compound, which is then formulated into ALX-0600 by a Canadian company. We have notified the Government of Canada of our arrangements and received their authorization to proceed with the manufacture of ALX-0600 for our Phase II clinical trials. If clinical supplies of ALX-0600 are disrupted, exhausted, or fail to arrive when needed, we will have to substantially curtail or postpone initiation of planned clinical trials with ALX-0600.

On May 15, 2002, we reported that we were unable to produce finished clinical supplies of PREOS that met our release specifications. PREOS is formulated as a freeze-dried powder that is reconstituted into a liquid when inserted into its injector pen for patient use. We require that the reconstituted drug remain stable in liquid form for a specified period under refrigeration. Some production batches at that time had exhibited precipitation of the reconstituted drug in the injector pen before the expiration of the required time period. After conducting an extensive review of fill and finish procedures to assess and correct the problem, on July 23, 2002 we announced that we had implemented changes in the process used to prepare the finished drug, and that we had produced limited quantities of PREOS that met our release specifications.

We currently have sufficient clinical supplies of PREOS to meet our clinical needs into the first quarter of 2003. However, we cannot assure you that the problems that we have recently experienced in producing finished clinical supplies of PREOS will not reoccur in the future. If any such problems do reoccur, and as a result we are unable to produce, in a timely manner, adequate clinical supplies to meet the needs of our current clinical trials, we would be required to modify our finished product formulation and modify or terminate our clinical trials for PREOS. Any modification of our finished product or modification or termination of our Phase III clinical trials could adversely affect our ability to obtain necessary regulatory approvals and significantly delay or prevent the commercial launch of the product, which would materially harm our business, cause our stock price to decline and impair our ability to raise capital.

Employees

As of September 30, 2002, we employed 168 individuals full-time, of which 39 hold Ph.D. degrees and 33 hold other advanced degrees. A total of 112 full-time employees are engaged in research, development and support activities. A total of 56 full-time employees are employed in finance, legal, human resources, market research, corporate development and general administrative activities. None of our employees are covered by collective bargaining agreements and our management considers its relations with our employees to be good.

MANAGEMENT

The following table sets forth information concerning our executive officers and directors as of October 24, 2002:

Name	Age	Position
Hunter Jackson, Ph.D. (3)	52	Chief Executive Officer, President and Chairman of the Board

David L. Clark	49	Vice President, Operations

N. Patricia Freston, Ph.D.	63	Vice President, Human Resources

G. Thomas Heath	53	Senior Vice President, Sales and Marketing

James U. Jensen, J.D.	58	Vice President, Legal Affairs, General Counsel and Secretary

Thomas B. Marriott, Ph.D.	55	Vice President, Development Research

Gerard Michel	39	Vice President, Corporate Development

Alan L. Mueller, Ph.D.	48	Vice President, Discovery Research

Edward F. Nemeth, Ph.D.	50	Vice President and Chief Scientific Officer

Stephen R. Parrish	46	Vice President, Manufacturing

Santo J. Costa, J.D. (2)	56	Director

John R. Evans, M.D. (2)	73	Director

James G. Groninger (2)	57	Director

Joseph Klein, III (1)	41	Director

Donald E. Kuhla, Ph.D. (3)	60	Director

Thomas N. Parks, Ph.D. (1)	52	Director

Edward K. Rygiel (1)	62	Director

Calvin R. Stiller, C.M., O.Ont., M.D. (3)	61	Director

Peter G. Tombros (2)	60	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee

Hunter Jackson, Ph.D. has been Chief Executive Officer and Chairman of our board since founding NPS in 1986. He was appointed to the additional position of President in January 1994. Before founding NPS, he was an Associate Professor in the Department of Anatomy at the University of Utah School of Medicine. Dr. Jackson received a Ph.D. in Psychobiology from Yale University. He received postdoctoral training in the Department of Neurosurgery, University of Virginia Medical School.

David L. Clark has been Vice President, Operations since March 2000. He has also served as our Vice President, Investor Relations. Before being appointed to these positions, he served as Director of Business Development and Corporate Communications for us from September 1998 to December 1999. He served as Director of Corporate Communications for us from March 1996 to September 1998. From 1988 to 1996 he served as Vice President, Business Development for Agridyne Technologies Inc., a publicly held biotechnology company. Mr. Clark received an M.S. in Plant Genetics from the University of Illinois. He received an M.B.A. from the University of Utah.

N. Patricia Freston, Ph.D. has been Vice President, Human Resources since March 1997. From 1980 to February 1997, she served as Manager of Personnel Services, Questar Corporation, a publicly held, integrated energy company. From 1977 to 1980, Dr. Freston was Assistant Director of Training for Mountain Fuel Supply, a subsidiary of Questar. From 1971 to 1977, she was Director of Academic Programming for the Division of

Continuing Education, University of Utah. Dr. Freston received a Ph.D. in Industrial Psychology from the University of Utah.

G. Thomas Heath, has been Senior Vice President, Sales and Marketing since November 2001. In 1997, Mr. Heath co-founded Echelon Biosciences Inc., where he served as President and continues to serve as a director. From 1976 to 1996, Mr. Heath served in various marketing and sales positions at Pfizer Inc., where he managed the pre-launch planning and successful introductions of a number of new pharmaceutical products. Mr. Heath also served as Vice President, Sales and Marketing at Pfizer Canada, where he managed a force of over 250 salespeople. Mr. Heath received B.A. and M.B.A. degrees from the University of Utah.

James U. Jensen, J.D. has been Vice President, Legal Affairs, General Counsel and Secretary since August 1991. He has been Secretary of NPS since 1987, and served as a director from 1987 to 2001. From 1986 to July 1991, he was a partner in the law firm of Woodbury, Jensen, Kesler & Swinton, P.C., or its predecessor firm, concentrating on technology transfer and licensing and corporate finance. From July 1985 until October 1986, he served as Chief Financial Officer of Cericor, a software company. He serves as a director of Wasatch Funds, Inc., a registered investment company, and various private companies. Mr. Jensen received J.D. and M.B.A. degrees from Columbia University.

Thomas B. Marriott, Ph.D. has been Vice President, Development Research since August 1993. From February 1990 to July 1993, he served as Director, Clinical Investigations for McNeil Pharmaceutical, a subsidiary of Johnson & Johnson, with responsibility for developing and implementing clinical trial strategies for a number of products. From 1986 to 1990, Dr. Marriott was Director, Drug Metabolism for McNeil Pharmaceutical with the responsibility for planning, initiating and completing bioanalytical drug disposition and clinical biopharmaceutics and pharmacokinetics research required for investigational new drug applications and new drug applications. He received a Ph.D. in Chemistry from the University of Oregon.

Gerard J. Michel, M.S., M.B.A. has been Vice President, Corporate Development since July 2002. From May 1998 to July 2000 Mr. Michel served as a Principal of the consulting firm of Booz-Allen & Hamilton. In this consulting capacity, he worked with large pharmaceutical companies, biotech firms, and service firms. He served as an associate with Booz-Allen & Hamilton from June 1995 to May 1998. Mr. Michel received an M.S. in Microbiology and an M.B.A., both from the University of Rochester.

Alan L. Mueller, Ph.D. has been Vice President, Discovery Research since January 2001. Before being appointed to that position, he served us as Director, Discovery Research from September 1999 to January 2001. He joined NPS in February 1989 as a Senior Scientist. Prior to that time, he was a Pharmacologist at Abbott Laboratories. Dr Mueller received a Ph.D. in Pharmacology from the University of Colorado Health Sciences Center, Denver.

Edward F. Nemeth, Ph.D. has been a Vice President of NPS since January 1994 and was appointed Chief Scientific Officer in July 1997. He joined NPS as Director of Pharmacology in March 1990. From 1986 until joining NPS, Dr. Nemeth was an Assistant Professor in the Department of Physiology and Biophysics at Case Western Reserve University School of Medicine. He received a Ph.D. in Pharmacology from Yale University.

Stephen R. Parrish, M.S. has been Vice President, Manufacturing since October 2002. Prior to joining NPS as an employee, Mr. Parrish worked with NPS for six months as a consultant through ManuPharm Consulting, Mr. Parrish’s own consulting company since October 1998. In that capacity, he provided manufacturing consulting services to the biotechnology and pharmaceutical industries. From March 1995 to September 1998, he served as Head of Operations for Medeva Pharma. Mr. Parrish received a B.S. in Pharmacy and an M.S. in Pharmaceutical Analysis, both from the University of Manchester.

Santo J. Costa, J.D. has served as a director since 1995. Since January 2002, Mr. Costa has served as a consultant to Quintiles Transnational Corporation. From June 2001 through December 2001, Mr. Costa was a senior advisor to the Chairman of Quintiles. Mr. Costa served as a director of Quintiles Transnational Corporation, a publicly held global contract research organization, from April 1994 through June 2001 and served as its Vice Chairman from November 1999 through June 2001. From April 1994 to November 1999 he served as President and Chief Operating Officer for Quintiles. From 1986 to 1993, he was employed by Glaxo, Inc., a worldwide pharmaceutical company, where he served as Senior Vice President, Administration and General Counsel and was a member of that company’s board of directors. He is a director of two other publicly held companies, CV Therapeutics and Pilot Therapeutics, as well as several private companies. He is a member of the board of advisors of AM Pappas & Associates and of counsel to the law firm of Maupin Taylor & Ellis. Mr. Costa received his J.D. from St. John’s University.

John R. Evans, M.D. has served as a director and Vice-Chairman of our board since the closing of our acquisition of Allelix in December 1999. Previously, Dr. Evans was Chairman of the Board of Allelix since 1983. From 1979 to 1983, Dr. Evans served as a Director of the Population, Health and Nutrition Department of the World Bank in Washington. From 1972 to 1978 he served as President of the University of Toronto. Currently, Dr. Evans is Chairman of the Canada Foundation for Innovation and serves as Chairman of the Board for Torstar Corporation in Toronto. He is a member of the board of directors of MDS Inc., a publicly held health and life sciences company listed on the New York Stock Exchange and the Toronto Stock Exchange, and of GlycoDesign, Inc. Dr. Evans received an M.D. degree from the University of Toronto and engaged in specialty training in internal medicine and cardiology in London, Boston and Toronto.

James G. Groninger has served as a director since 1988. In February 2002, Mr. Groninger was appointed CEO of LBS Technologies, Inc., a private biotechnology company focusing on aRNA amplification and cellular therapy. Mr. Groninger founded in January 1995 and is President of The Bay South Company, a Richmond, Virginia-based provider of financial advisory and investment banking services. From 1988 through 1994, he served as a Managing Director, Investment Banking Division, of PaineWebber Incorporated. Mr. Groninger is a member of the board of directors of Cygne Designs, Inc., a publicly held company, and Layton BioScience, Inc. and LBS Technologies, both private biotechnology companies. Mr. Groninger received an M.B.A. degree from Harvard Business School.

Joseph Klein, III has served as a director since 1998. Currently, Mr. Klein is Managing Director of Gauss Capital Advisors, LLC, a financial and investment advisory firm. From 1999 to 2000, Mr. Klein was Vice President, Strategy for Medical Manager Corporation, a physician office management information systems vendor. From 1998 to 1999, Mr. Klein was a Health Care Investment Analyst with the Kaufmann Fund, Inc. From 1995 to 1998, Mr. Klein was a Portfolio Manager and Chairman of the Investment Advisory Committee of T. Rowe Price Health Sciences Fund, Inc. From 1990 to 1998, Mr. Klein served as Vice President and Health Care Investment Analyst for T. Rowe Price Associates, Inc., an investment management firm. Mr. Klein serves as a director of Guilford Pharmaceuticals, a publicly held biotechnology company. Mr. Klein received an M.B.A. degree from Stanford Graduate School of Business.

Donald E. Kuhla, Ph.D. has served as a director since 1991. Since 1998, Dr. Kuhla has been President and Chief Operating Officer of Albany Molecular Research, Inc., a chemical contract research organization, where he has also been a director since 1995. From 1994 through 1998 Dr. Kuhla was Vice President of Plexus Ventures, Inc., a business consulting firm. From 1990 to 1994, Dr. Kuhla held senior management positions with two venture capital-backed, biotechnology startup companies. His early career was spent in research and development and operations management positions with Pfizer Inc. and Rorer Group, Inc., his last position at Rorer being Senior Vice President of Operations. Dr. Kuhla received a Ph.D. degree in Organic Chemistry from Ohio State University.

Thomas N. Parks, Ph.D. has served as a director since our founding in 1986. Dr. Parks also serves as a scientific consultant to us. He is currently the George and Lorna Winder Professor of Neuroscience and Chairman of the Department of Neurobiology and Anatomy at the University of Utah Medical School. Dr. Parks joined the faculty at the University of Utah Medical School in 1978 as an Assistant Professor. Dr. Parks received a Ph.D. degree in Psychobiology from Yale University. He was a postdoctoral fellow in Developmental Neurology at the University of Virginia Medical School.

Edward K. Rygiel has served as a director since the closing of our acquisition of Allelix in December 1999. Mr. Rygiel served on the board of Allelix since 1995. Since January 2000, Mr. Rygiel has been Executive Vice President of MDS Inc., a publicly held health and life sciences company, and since 1988 he has been President and Chief Executive Officer of MDS Capital Corp., an independent venture capital group in which MDS Inc. has a minority interest. From 1988 to 2000, Mr. Rygiel was Senior Vice President, Strategic Investments, of MDS Inc. Mr. Rygiel currently is a director and Chairman of Hemosol, Inc., a publicly held biotechnology company, as well as the director of a number of private companies. Mr. Rygiel earned a B.A.Sc. from the University of Toronto, School of Chemical Engineering.

Calvin R. Stiller, C.M., O.Ont., M.D. has served as a director since the closing of our acquisition of Allelix in December 1999. Dr. Stiller served on the board of Allelix since April 1999. Since 1996, Dr. Stiller has served as Chairman and Chief Executive Officer of Canadian Medical Discoveries Fund. Dr. Stiller served as the Chief of the Multi-Organ Transplant Service at the University Hospital in London, Ontario from 1984 through 1996. He is a full professor of medicine at the University of Western Ontario. Dr. Stiller is the Chairman of the Ontario Research and Development Challenge Fund and serves as a director of Spectra Diagnostic, and CPL Trust, a publicly held company. Dr. Stiller received an M.D. degree from the University of Saskatchewan.

Peter G. Tombros has served as a director since 1998. From 1994 until June of 2001, Mr. Tombros served as President, Chief Executive Officer and Director of Enzon Inc., a publicly held biopharmaceutical company. Prior to joining Enzon, Mr. Tombros spent 25 years with Pfizer Inc., a global healthcare company. Mr. Tombros served as a Corporate Officer and Vice president of Pfizer Inc. from 1986 in positions including Senior Vice President and General Manager of the Roerig Division, Executive Vice President of Pfizer Pharmaceuticals and Vice President, Corporate Strategic Planning. Recently, he was appointed Chairman of the Board and Chief Executive Officer of VivoQuest, a private biopharmaceutical company. Mr. Tombros also serves on the Board of Directors of Alpharma Inc., a publicly held pharmaceutical company, and Cambrex, a supplier of human health and bioscience products to the life sciences industry. Mr. Tombros received B.S. and M.S. degrees from the Pennsylvania State University and an M.B.A. degree from the University of Pennsylvania Wharton Graduate School of Business.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we shall indemnify our directors and officers to the maximum extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws do not prohibit us from obtaining insurance for the benefit of any current or former officer, director, employee or other agent of NPS, or of another enterprise if serving at our request, for any liability arising out of his or her actions in that capacity, regardless of whether we would have the power to indemnify him or her against liability under the provisions of Delaware law.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for any and all expenses such as judgments, fines, penalties and amounts paid in settlement, reasonably incurred by the officer or director in any action or proceeding; including any action by or in the right of NPS arising out of a person’s services as a director, officer, employee, agent or fiduciary of NPS, any subsidiary of NPS or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.